OncoCyte Reports Second Quarter 2018 Financial Results and Positive Corporate Developments

-Encouraging Study Data Drives Continued Development of DetermaVu™ Lung Cancer Diagnostic Test-

-Conference Call Today at 4:30 pm ET-

ALAMEDA, Calif., August 14, 2018 — OncoCyte Corporation (NYSE American: OCX), a developer of novel, non-invasive tests for the early detection of cancer, today reported financial and operating results for the second quarter ended June 30, 2018. The Company ended the second quarter with $10.3 million in cash and cash equivalents and marketable securities valued at $0.7 million. On July 31, the Company closed a $3.59 million at-market registered direct offering of common stock and warrants, before financing expenses, led by the Company’s senior management team and Board of Directors, further bolstering its balance sheet. The Company projects that its cash position, coupled with prudent expense management, will be sufficient to execute its near-term strategy and the continued development of DetermaVu™, the Company’s liquid biopsy lung cancer diagnostic test.

“We achieved our primary goal during the first half of 2018 – putting our DetermaVu™ development program back on track,” said William Annett, President and Chief Executive Officer. “We are now beginning to take the next steps in the development plan and remain encouraged that DetermaVu™ could address an estimated $4.7 billion annual U.S. market for a confirmatory lung cancer liquid biopsy test. The recent financing, which included investments by senior management and certain members of our Board of Directors, provided us with additional resources to advance the development of DetermaVu™ and demonstrates our management’s confidence in our ability to execute our plans.”

Highlights

●	Appointed Albert P. Parker to the newly created position of Chief Operating Officer. Mr. Parker has had a distinguished career in the Life Sciences industry, including senior roles at companies such as Wyeth and Sunovian. He also has an extensive background in business development and creating partnerships with key industry players.

●	Generated encouraging study results for DetermaVu™, OncoCyte’s lung cancer blood test, and selected a new, Next Generation Sequencing (NGS) clinical diagnostic testing platform. The platform has demonstrated consistent data and increased test performance.

●	Discovered, filed patent applications on, and tested a new set of 190 biomarkers which could help to distinguish malignant from benign lung nodules. OncoCyte’s most recent development work incorporated these newly discovered biomarkers into a new, next-generation version of DetermaVu™. These biomarkers appear to be more robust than those used in the earlier biomarker panel and may enhance the utility and accuracy of DetermaVu™. The use of the new biomarkers in combination with the existing biomarkers achieved encouraging results even without the inclusion of clinical data such as nodule size, while the original DetermaVu™ algorithm included nodule size as a contributing factor.

●	OncoCyte is planning to initiate a series of studies which if successful will lead to a prospective, blinded R&D Validation Study on approximately 250 patient samples to assess the performance of the second-generation algorithm on the new diagnostic testing platform. All the samples required for the R&D Validation Study are in-house and available for testing.

●	Completion of the R&D Validation Study is targeted for late 2018, and if the study is successful the Company will follow with an Analytical Validation Study and a CLIA Validation study in the Company’s CLIA laboratory. Then, OncoCyte plans to initiate a blinded prospective Clinical Validation Study of DetermaVu, which is the final step prior to commercialization. Completion of the Clinical Validation Study is targeted for the first half of 2019.

Second Quarter 2018 Financial Results

For the second quarter ended June 30, 2018, OncoCyte incurred a net loss of $4.5 million, or $0.12 per share, compared to a net loss of $3.8 million, or $0.13 per share, in the second quarter of 2017.

Operating expenses for the three months ended June 30, 2018 were $4.2 million, as reported, and were $3.0 million, on an as adjusted basis. The reconciliation between GAAP and non-GAAP operating expenses is provided in the financial tables included with this earnings release.

Research and development expenses for the quarter ended June 30, 2018 were $2.3 million compared to $2.0 million for the same period in 2017, an increase of $0.3 million. The current quarter research and development expense includes a $0.6 million noncash impairment charge for noncore, therapeutic intangible assets mainly comprised of patents and patent rights that OncoCyte had acquired for therapeutic uses that it no longer plans to develop or commercialize. The impact of that impairment charge was partially offset by a decrease in laboratory expenses of $0.1 million and a decrease in stock-based compensation expense of $0.1 million.

General and administrative expenses for the three months ended June 30, 2018 were $1.3 million compared to $1.1 million for the same period in 2017, an increase of $0.2 million. This increase is primarily attributable to $0.1 million in stock-based compensation expense and $0.1 million in personnel and related expenses.

Cash used in operations was $3.96 million for the second quarter of 2018, which included approximately $0.8 million in aggregate cash payments for legal fees, financing related costs and bonuses paid for retention and performance.

At June 30, 2018, OncoCyte had $10.3 million of cash and cash equivalents in addition to marketable equity securities valued at $0.7 million. Subsequent to the end of the second quarter, OncoCyte received proceeds of $3.3 million, net of financing expenses, from an at-market registered direct offering of common stock and warrants.

Conference Call

OncoCyte will host a conference call today, August 14, 2018, at 4:30 p.m. ET / 1:30 p.m. PT to discuss financial results.

The dial-in number in the U.S./Canada is 800-458-4148; for international participants, the number is +1-323-794-2598. For all callers, please refer to Conference ID 5162879. To access the live webcast, go to the investor relations section on the Company’s website, http://investors.oncocyte.com/events-and-presentations.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling 888-203-1112 toll-free (from U.S./Canada); international callers dial +1-719-457-0820. Use the Conference ID 5162879. Additionally, the archived webcast will be available at http://investors.oncocyte.com/events-and-presentations.

About DetermaVuTM

DetermaVuTM is OncoCyte’s confirmatory, non-invasive, liquid biopsy test intended to facilitate clinical decision making in lung cancer diagnosis. DetermaVu™ is being developed as an intermediate step to confirm the absence of cancer between imaging modalities (LDCTs) detecting suspicious lung nodules and downstream invasive procedures that determine if the nodules are malignant. OncoCyte estimates that a $4.7 billion annual market could develop in the U.S. for its confirmatory lung cancer liquid biopsy test, depending on market penetration and reimbursable pricing.

DetermaVuTM is a trademark of OncoCyte Corporation.

About OncoCyte Corporation

OncoCyte is focused on the development and commercialization of novel, non-invasive blood and urine (“liquid biopsy”) diagnostic tests for the early detection of cancer. Early detection of cancer can improve health outcomes, reduce the cost of care, and improve patients’ quality of life. Liquid biopsy diagnostic tests like those OncoCyte is developing may reduce the need for costlier and riskier diagnostic procedures such as invasive biopsy and cystoscopic procedures. OncoCyte’s development pipeline is focused on non-invasive confirmatory diagnostic tests for lung, breast, and bladder cancer. OncoCyte’s tests are being developed using proprietary sets of genetic and protein molecular markers that differentially express in specific types of cancer. OncoCyte conducts ongoing research to identify additional molecular markers, acquire or license markers and related technology, and develop tests based on those markers.

OncoCyte Forward Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) are forward-looking statements. These statements include those pertaining to the implementation and results of research, development, clinical trials and studies, commercialization plans, future financial and/or operating results, and future opportunities for OncoCyte, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of our third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, the need and ability to obtain future capital, and maintenance of intellectual property rights, and the need to obtain third party reimbursement for patients’ use of any diagnostic tests we commercialize. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly as such statements should be evaluated together with the many uncertainties that affect the business of OncoCyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in OncoCyte’s Securities and Exchange Commission filings. OncoCyte disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contacts

EVC Group LLC

Matt Haines / Michael Polyviou

917-733-9297 / 732-933-2754

mhaines@evcgroup.com / mpolyviou@evcgroup.com

TABLES FOLLOW

ONCOCYTE CORPORATION

CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	June 30, 2018
	(unaudited)	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,294	$7,600
Marketable equity securities	728	760
Prepaid expenses and other current assets	382	168
Total current assets	11,404	8,528

NONCURRENT ASSETS
Intangible assets, net	-	746
Machinery and equipment, net	615	822
Deposits	177	120
TOTAL ASSETS	$12,196	$10,216

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Amount due to BioTime and affiliates	$2,100	$2,099
Accounts payable	232	175
Accrued expenses and other current liabilities	1,043	1,042
Loan payable, current	800	800
Capital lease liability, current	310	338
Total current liabilities	4,485	4,454

LONG-TERM LIABILITIES
Loan payable, net of deferred financing costs, noncurrent	713	1,070
Capital lease liability, noncurrent	152	289
TOTAL LIABILITIES	5,350	5,813

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 5,000 shares authorized; none issued and outstanding	-	-
Common stock, no par value, 50,000 shares authorized; 39,408 and 31,452 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	70,695	59,968
Accumulated other comprehensive loss	-	(888)
Accumulated deficit	(63,849)	(54,677)
Total stockholders' equity	6,846	4,403
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,196	$10,216

ONCOCYTE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
EXPENSES
Research and development	$2,322	$1,997	$3,784	$3,831
General and administrative	1,335	1,115	3,122	3,158
Sales and marketing	569	477	1,227	1,132
Total operating expenses	4,226	3,589	8,133	8,121

Loss from operations	(4,226)	(3,589)	(8,133)	(8,121)

OTHER INCOME (EXPENSES), NET
Interest expense, net	(56)	(65)	(117)	(79)
Unrealized loss on marketable equity securities	(223)	-	(32)	-
Loss on sale of available-for-sale securities and other expenses, net	-	(150)	(2)	(309)
Total other expenses, net	(279)	(215)	(151)	(388)

NET LOSS	$(4,505)	$(3,804)	$(8,284)	$(8,509)

Net loss per share; basic and diluted	$(0.12)	$(0.13)	$(0.24)	$(0.29)

Weighted average common shares outstanding: basic and diluted	38,708	29,398	35,211	29,183

ONCOCYTE CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,284)	$(8,509)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	207	144
Amortization of intangible assets	121	121
Impairment charge for intangible assets	625	-
Stock-based compensation	735	696
Loss on sale of BioTime shares	-	309
Unrealized loss on BioTime shares	32	-
Warrants issued to certain shareholders as inducement of exercise of warrants	-	1,084
Amortization of debt issuance costs	44	30
Other	22	-
Changes in operating assets and liabilities:
Amount due to BioTime and affiliates	1	(313)
Prepaid expenses and other current assets	(214)	(194)
Accounts payable and accrued liabilities	1	61
Net cash used in operating activities	(6,710)	(6,571)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of BioTime shares	-	934
Purchase of equipment	(22)	(55)
Net cash provided by (used in) investing activities	(22)	879

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options	56	257
Proceeds from exercise of warrants	-	2,031
Proceeds from sale of common shares	10,000	-
Proceeds from issuance of loan payable, net of financing costs	-	1,982
Financing costs to issue common shares	(65)	-
Repayment of loan payable	(400)	-
Repayment of capital lease obligations	(165)	(108)
Net cash provided by financing activities	9,426	4,162

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,694	(1,530)
CASH AND CASH EQUIVALENTS:
At beginning of the period	7,600	10,174
At end of the period	$10,294	$8,644

Non-GAAP Financial Measures

This earnings release includes operating expenses prepared in accordance with accounting principles generally accepted in the United States (GAAP), and includes certain historical non-GAAP operating expenses. In particular, OncoCyte has provided non-GAAP total operating expenses, adjusted to exclude noncash stock-based compensation, depreciation and amortization, and an impairment charge for intangible assets. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable financial measures prepared in accordance with GAAP. However, OncoCyte believes the presentation of non-GAAP total operating expenses, when viewed in conjunction with our GAAP total operating expenses, is helpful in understanding OncoCyte’s ongoing operating expenses and its programs.

Furthermore, management uses these non-GAAP financial measures in the aggregate to establish budgets and operational goals, to manage OncoCyte’s business and to evaluate its performance and its programs.

OncoCyte Corporation

Reconciliation of Non-GAAP Financial Measure

Adjusted Operating Expenses

	Amounts In Thousands	Amounts In Thousands
	For the Three Months Ended June 30, 2018 (unaudited)	For the Six Months Ended June 30, 2018 (unaudited)
GAAP Operating Expenses - as reported	$4,226	$8,133
Stock-based compensation expense	(389)	(735)
Impairment charge for intangible assets	(625)	(625)
Depreciation and amortization expense	(164)	(328)
Non-GAAP Operating Expenses, as adjusted	$3,048	$6,445